ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           WIN-GATE EQUITY GROUP, INC.

Win-Gate Equity Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Florida Business Corporation Act, does hereby certify:

         1. The current name of the corporation is Win-Gate Equity Group, Inc. The date of filing of its Articles of Incorporation with the Secretary of State was May 17, 1996.

         2. Article I of the Articles of Incorporation of the Corporation is hereby amended in its entirety as follows:

         The name of this Corporation shall be: GLOBALTRON CORPORATION.

         3. Article IV of the Articles of Incorporation of the Corporation is hereby amended in its entirety as follows:

         This Corporation is authorized to issue and have outstanding at any time the maximum number of One Hundred Million (100,000,000) shares of Common Stock having a par value of $.001 per share, and Twenty Million (20,000,000) shares of Preferred Stock having a par value of $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         4. The amendments to the Articles of Incorporation of the Corporation set forth in the preceding paragraphs have been duly adopted in accordance with the Florida Business Corporation Act, on October 2, 2000, the Board of Directors of the Corporation having adopted resolutions setting forth such amendments, declaring their advisability, and directing that it be submitted to the shareholders of the Corporation for their approval; and that on November 17, 2000, the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting having consented in writing to adopting such amendments.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amendment on the 17th day of November, 2000.

                                         WIN-GATE EQUITY GROUP, INC.


                                         By:  /s/ Kevin P. Fitzgerald
                                              ----------------------------------
                                                 Kevin P. Fitzgerald, President